Exhibit (a)(1)(G)

FORM OF COMMUNICATION TO ELIGIBLE PARTICIPANTS

CONFIRMING RECEIPT OF LETTER OF TRANSMITTAL/WITHDRAWAL

SUBMITTED VIA E-MAIL, FACSIMILE, REGULAR MAIL, OVERNIGHT COURIER
OR HAND DELIVERY.

Dear, XXX:

This message confirms that we have received the Letter of Transmittal/Withdrawal you submitted on [DATE] at [TIME], in connection with the General Communication, Inc. (“GCI”) Stock Option Exchange Program.  You may change any previous election at any time by delivering a new Letter of Transmittal/Withdrawal.  For purposes of determining which of your eligible options have been tendered for exchange, GCI will rely on the most recent Letter of Transmittal/Withdrawal actually received before the offer expires.  If you have any questions please e-mail tenderoffer@gci.com.